Exhibit 28(j)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of FundVantage Trust and to the use of our report dated June 23, 2014 on the financial statements and financial highlights of the Bradesco Latin American Equity Fund and the Bradesco Latin American Hard Currency Bond Fund, each a series of shares of beneficial interest in the FundVantage Trust.   Such financial statements and financial highlights appear in the April 30, 2014 Annual Reports to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

August 28, 2014